ITEM 77(Q3)

AGREEMENT FOR SALE AND PURCHASE

THIS AGREEMENT, made this 22nd day of August, 2012 (the “Effective Date”), by and between COSMOS PROPERTIES, LP, a Pennsylvania limited partnership ("Seller"), and SELF STORAGE GROUP I LLC, a Delaware limited liability company ("Buyer"),

W I T N E S S E T H:

WHEREAS, Seller is the owner of the fee simple estate of all that certain tract or parcel of land commonly known as 21 Aim Boulevard, Sadsburyville, Pennsylvania and more particularly described in Exhibit A (the "Land"), together with all improvements situate thereon (together with the Land, the "Project"); a current plan of the Project is attached hereto as Exhibit B and made a part hereof;

WHEREAS, Seller desires to sell and Buyer desires to buy, inter alia, the Project at the price and on the other terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual agreements and covenants herein contained, and intending to be legally bound hereby, the parties covenant and agree as follows:

1.           Agreement to Sell and Purchase

           Seller shall sell and convey, and Buyer shall purchase, the Project; together with the easements, rights, privileges and appurtenances belonging thereto, and any abutting strips or gores; together with Seller's right, title and interest, if any, in and to any land lying in the bed of any street, road or avenue, open or proposed, in front of or adjoining the Land to the center line thereof; together with all appurtenant easements for ingress and egress and utilities; together with all fixtures and equipment now located in, upon, attached or appurtenant to or used in the operation of the Project; together with all leases, licenses and rental agreements of the Project (the "Leases") and the lighting fixtures, air-conditioning units, window screens and other appliances, furniture, equipment, customer lists, rights to facility telephone and fax numbers, facility name, facility trade names if applicable, facility website and web (URL) address including facility email addresses, yellow pages ads and other local ads, inventories (including all boxes, cash registers, packaging materials, locks and all other contents of the retail store but not including the Retained Assets  as defined in this Agreement located on the Project), and, in the event that Buyer elects to pursue a New Agency License (hereinafter defined) or assume the Existing Agency License (hereinafter defined) pursuant to this Agreement, all vehicles, customer lists, signage, merchandise and personal property in connection with the Truck Agency and other personal property and supplies owned by Seller and used or acquired for use at the Project (the "Personalty", and all of the foregoing property, real, personal and mixed, being collectively called the "Property").

Retained Assets.  Notwithstanding anything in this Agreement to the contrary, Seller will not, and is not hereby agreeing to sell, assign, convey, transfer or deliver to Buyer any of Seller’s right, title and interest in, to or under any of the following related to the Project or the Property (collectively, the “Retained Assets”):

(i)           Cash; Bank Accounts; Credit Facilities.   Except as otherwise specifically set forth in this agreement, cash or cash equivalents on hand, in banks or in transit between accounts of Seller or any of Seller’s bank accounts, deposit accounts or any similar accounts,  credit facilities and related agreements pertaining to lines of credit, term loans, revolving debt or other business credit.

(ii) Receivables.                                Accounts, notes, contracts or other receivables, securities or other investments, deposits or advances, and credits.

(iii) Business Records.  Except for the Leases, Seller’s business minutes books and records, general ledgers and books of original entry, tax returns and tax records of Seller, any books or records relating to Seller’s general business affairs and any other records, reports or documentation relating to the Retained Assets.

(iv) Claims.  Except as otherwise specifically set forth in this Agreement any choses in action, claims or causes of action or rights of Seller to recovery or offset of any kind or character relating to the operation of the Project prior to the Closing Date (as hereinafter defined).

2.           Purchase Price

           Buyer shall pay Seller for the Property the sum of $_____________ (the "Purchase Price") as follows:

                (a)          $ _____________ no later than two (2) business days after the Effective Date, unless Buyer earlier terminates (or is deemed to have terminated) this Agreement as herein provided, $_____________ on or prior to the date which is forty-five (45) days after the Effective Date (the "Feasibility Study Termination Date") (all such monies, together with any additional deposit required hereunder, and together with interest which shall accrue thereon, being collectively called the "Deposit"), all to be held in escrow by Brendan Abstract Company, Inc. ("Title Company" and "Escrow Agent"), with an address at 150 E. Swedesford Road, Wayne, PA 19087; telephone: (610) 688-9249, and disbursed in accordance herewith;

(b)           At Buyer's sole option, approximately $_____________ (as of July 24, 2012 and the amount thereof to be determined specifically as of the date of settlement), by Buyer’s assumption of the Note, dated March 10, 2009, given by Seller to M&T Bank (“Lender”) to evidence a loan in the original principal amount of $_____________ (the “Note”), together with a Mortgage and Security Agreement of even date with the Note, securing the Note and encumbering the Property, and all other documents executed by Seller and delivered to Lender to further evidence and/or secure the Note (collectively, the “Mortgage”); and

           (c)           The balance of the Purchase Price at Closing (hereinafter defined) by wire transfer of immediately available Federal funds, subject to the prorations set forth herein.

3.           Representations and Warranties of Seller

           Seller represents and warrants to Buyer (which representations and warranties shall be true as of the date of this Agreement and as of the Closing Date, as hereinafter defined, and shall survive Closing) that:

           (a)           Seller has full power and authority to enter into, and to perform its obligations under, this Agreement.  Without limiting the generality of the foregoing, no party, including, without limitation, Penske Truck Leasing Co., L.P. ("Penske"), the franchisor in connection with the truck leasing agency on the Project (the "Truck Agency") holds a right of first offer, right of first refusal or other purchase option (each and collectively, "Purchase Option") with respect to all or any part of the Project.  Notwithstanding anything herein to the contrary, in the event that the foregoing is not true and correct, and Buyer does not purchase the entire Project as a result, Seller shall reimburse all of Buyer's documented costs in connection with this Agreement (including, without limitation, all reasonable attorneys' fees). This Agreement has been duly authorized by all necessary partnership action of Seller.

           (b)           There is no claim, action, suit or proceeding pending or threatened against, by or otherwise affecting Seller or the Property or any portion thereof or relating to or arising out of ownership, management or operation of the Property in any court or before or by any federal, state, county, township or municipal department, commission, board, bureau or agency or other government instrumentality with the sole exception of that certain Judgment, Court of Common Pleas, Chester County, Pennsylvania Docket Number C1-11-04805 in favor of Susquehanna Bank (“Susquehanna”) in the amount of $_____________  (the “Susquehanna Judgment”).  If Seller fails to provide to Buyer a letter signed by Susquehanna in the form attached hereto as Exhibit G, and made a part hereof, on or before the Feasibility Study Termination Date, Buyer (as its sole remedy for such failure, but without limiting any of Buyer’s other remedies under this Agreement) shall have the right to terminate this Agreement and receive back the Deposit, and this Agreement shall be deemed null and void.  The Susquehanna Judgment will be paid off and satisfied by Seller on or before the Closing Date, and Seller shall provide Buyer with written evidence, signed by Susquehanna and in recordable form, certifying such pay off and satisfaction of the Susquehanna Judgment (the “Susquehanna Certification”) on or before the Closing Date.

           (c)           All of the obligations of Seller under any contracts affecting the Property which ought to be fulfilled prior to the Closing Date or arising from conditions existing prior thereto will be timely performed by Seller.

           (d)           Seller has no employees other than Sean P. Barron (Full Time Manager), Kristi L. Athey (Part Time) and L. Normand Lussier (Part Time) and Buyer shall not be assuming any employment-related liabilities of Seller under this Agreement.

           (e)           The Leases described in Exhibit C (the "Lease Schedule"), true, correct and complete copies of which will be furnished to Buyer, are all of the leases, licenses and rental agreements affecting the Property on the date hereof and the Lease Schedule accurately sets forth, as of the date hereof, with respect to each Lease:  (i) the names and unit numbers of the lessees; (ii) the monthly rents, which might be in excess of the rates described in the Leases due to increased rental rates; (iii) lessee security deposits; and (iv) the expiration dates.  Seller further represents and warrants that:

           (i)           the Leases are in full force and effect;

           (ii)           the information relating to the Leases as set forth in the Lease Schedule is accurate. It is understood that current Lease rates might be in excess of those described in the Leases due to rental increases;

           (iii)           no amendments, oral or written, have been made with respect to the Leases, other than those listed in the Lease Schedule or made in accordance with Paragraph 5(c);

           (iv)           none of the lessees under the Leases have made any security deposits thereunder, other than as set forth in the Lease Schedule or made in accordance with Paragraph 5(c); and

           (v)           there are no rights of use for any portions of the Property now in effect or hereafter to come into effect, except the rights under the Leases or made in accordance with Paragraph 5(c), and no lessee has any option, agreement of sale, Purchase Option, extension or renewal, or any other right, title or interest in the Property acquired directly through Seller, other than its rights of use as aforesaid.

(f)           Attached hereto as Exhibit D (the "Contract Schedule") is a true, correct and complete list of all service contracts respecting the operation of the Property (the "Contracts").  The Contracts are currently in full force and effect and Seller has performed or, if performance is not currently required, will perform all its obligations thereunder.

(g)           Seller is not a "foreign person" within the meaning of Section 1445 of the United States Internal Revenue Code, as amended, or its regulations.

(h)           To the best of Seller’s actual and constructive knowledge, no part of the Property is in material violation of applicable laws, codes, or regulations, including (without limitation) those related to health, safety, access, and/or the environment.

(i)           There are no "hazardous substances" (as defined in any applicable law) located on the Project with the exception of small amounts of such substances customarily used in connection with similar facilities such as copy toner, pesticides, gasoline, batteries, light bulbs, anti-freeze, paint and similar items.

(j)           This Project is zoned L-1, Light Industrial; the current use of the Project as a self-storage facility and a truck rental facility is permissible under such zoning classification.

(k)           Cosmos Properties, LP d.b.a. Sadsbury Self Storage is the agent and franchisee operating the Truck Agency on the Property shown on Exhibit B.  To the best of Seller’s actual and constructive knowledge, the Truck Facility is managed and operated in compliance with all rules and regulations and in accordance with all laws.  The Existing Agency License (hereinafter defined) is valid and in full force and effect, and there are no defaults under the Existing Agency License. Other than in connection with the Truck Agency, none of the Property is subject to a franchise agreement or an agency license.

(l)           Seller manages and operates the Project.

(m)           To the best of Seller’s actual and constructive knowledge, there are no material defects in or upon the Project, including HVAC or other mechanical systems, and all such systems are in good working order.

4.           Conditions Precedent to Closing; Default

(a)           Buyer's obligation to close hereunder shall be expressly conditioned upon the occurrence or fulfillment of each of the following conditions on or prior to the Closing Date or such earlier date as may be provided in this Paragraph 4(a):

(i)           All of the representations and warranties by Seller set forth in this Agreement shall be true and correct in all material respects as if made on the Closing Date.

(ii)           Seller shall have performed all covenants and agreements required by this Agreement to be performed by Seller at or prior to the Closing Date.

(iii)           In the event that Buyer elects to pursue assumption of the Mortgage, Buyer shall have received Lender’s full approval of the sale of the Property from Seller to Buyer, and Buyer’s assumption of the Mortgage and Seller, Buyer and Lender shall have agreed upon the form of documentation whereby Buyer shall assume the Mortgage, prior to the Closing Date.  In the event Buyer cannot come to terms with Lender, Buyer shall proceed to close under this agreement with alternative funding.

(iv)           (A)           If Buyer elects to assume the Existing Agency License, Buyer shall have received all final approvals from Penske permitting assignment of the Existing Agency License to Buyer; (B) If Buyer elects to receive a New Agency License, Buyer shall have received all final New Agency License approvals from Penske; or (C)  If Buyer instructs Seller to terminate the Existing Agency License pursuant to Paragraph 5(d), Seller shall have terminated the Existing Agency License and all rights, duties and interests of Penske in connection with all or any part of the Property. Prior to the Feasibility Study Termination Date, Buyer will inform Seller, to the best of Buyer’s ability, which of the foregoing options it intends to exercise.

If any of the conditions set forth above in this Paragraph 4(a)(i)-(ii) are not satisfied, Buyer, in addition to its other remedies set forth herein, shall be entitled to (I) terminate this Agreement and receive back the Deposit, and this Agreement shall be deemed null and void, (II) pursue specific performance and/or (III) only in the event of Seller’s willful default, pursue any other remedies at law or in equity.  If any of the conditions set forth above in this Paragraph 4(a)(iii)-(iv) are not satisfied, Buyer shall have the right to terminate this Agreement and receive back the Deposit, and this Agreement shall be null and void.

(b)           Seller's obligation to close hereunder shall be expressly conditioned upon Buyer's performance of all covenants and agreements required by this Agreement to be performed by Buyer at or prior to the Closing Date, and Buyer's delivery of the balance of the Purchase Price due at Closing.  Upon Buyer's failure to perform all such covenants and agreements or deliver the balance of the Purchase Price at Closing, Seller shall be entitled to receive the Deposit from Escrow Agent, as liquidated damages and not as a penalty, and such receipt shall be Seller's sole remedy.  In no event shall Seller bring action, sue or seek damages or recourse against any principal, member, affiliate or parent company of Buyer (including, without limitation, Global Income Fund, Inc.).

5.           Feasibility Study; Termination; Seller's Operations Prior to Closing

(a) Within five (5) business days after the Effective Date or within such other time as hereinafter set forth , Seller shall:

(i) contact Penske and (A) formally notify Penske of the transaction contemplated in this Agreement, and (B) thereafter, as soon as practicable, take all other actions authorized by Buyer and required under the Seller’s existing agency license (“Existing Agency License”) to facilitate Buyer’s ability to assume the Existing Agency License or secure a new agency license from Penske (“New Agency License”); Seller shall notify Buyer when such contact has occurred and shall copy Buyer on all related correspondence between Penske and Seller; and

(ii) to the extent in Seller’s possession, deliver to Buyer: copies of all existing surveys, title policies, leases, environmental reports, permits and approvals, building plans, the Note, the Mortgage and related loan documents, engineering reports, franchise agreements and related documentation, agency agreements and related documentation, licenses and related materials respecting the Truck Agency, zoning materials, tax bills and any other records affecting all or any part of the Property and within Seller's control.

(iii)	to the extent in Seller’s possession, deliver to Buyer:

(a)	Original plans and specifications for the Project;
(b)	A complete rent roll with security deposits and receivables report;
(c)	2010 & YTD 2011 Income and expense statements;
(d)	A report listing all tenants, unit #s and a sample copy of the lease;
(e)	List of personal property to be transferred to Buyer;
(f)	Copies of all contracts relating to the facility;
(g)	Copies of last three years tax returns for the facility;

(h)	Copies of the last twelve months of utility bills;
(i)	Copies of the last twenty-four months of property taxes, valuation and tax-related documents , insurance policies and invoices, marketing and advertising expenses with invoices; and
(j)	Manager’s employment contract if applicable and any documents relating to employee annual reviews.

(iv)           During the term of this Agreement, Seller will afford Buyer, its agents and representatives, upon reasonable prior notice and at reasonable times, with full access to the Property, for Buyer's inspection, testing and review.  Buyer shall restore any portion of the Property disturbed by Buyer’s testing activities on the Property to its condition as existed prior to such disturbance. Buyer shall provide Seller with a certificate of insurance from a reputable insurance company acceptable to Seller evidencing liability insurance against property loss and personal injury in connection with such activities in an amount of not less than $_____________  combined single limit in a form acceptable to Seller and naming Seller as an additional insured.  Buyer shall provide Seller not less than 30 days prior notice of Buyer’s intent to cancel the policy of insurance evidenced by the foregoing certificate of insurance. In addition, Buyer shall immediately notify Seller in the event the policy of insurance evidenced by the certificate of insurance is cancelled by the insurance company or notice of cancellation is given by the insurance company.

(b)           If Buyer elects to proceed to Closing hereunder, Buyer shall provide Seller with notice of same ("Feasibility Study Clearance Letter") on or before the Feasibility Study Termination Date.  In the event that Buyer fails to timely provide a Feasibility Study Clearance Letter, this Agreement shall be deemed terminated (and the Deposit shall be promptly returned to Buyer) if, within five (5) business days after receipt of notice from Seller referencing Buyer's failure to timely give a Feasibility Study Clearance Letter, Buyer fails to provide a Feasibility Study Clearance Letter to Seller.  If Buyer does not proceed to Closing hereunder, Buyer shall return to Seller or destroy all records and materials provided to Buyer by Seller.

(c)           During the term of this Agreement, Seller shall not, without Buyer's consent, enter into or extend:

 (i)           any Lease or other possessory arrangement regarding the Property (A) for a term (including any renewals) of more than one (1) year, (B) which calls for rental and other payments which are less than those currently payable for the storage space being rented, or (C) which grants the lessee any concessions which will not be fully performed by Seller prior to Closing, which are not typical in storage rental agreements; or

(ii)           any service or other contract regarding the Property for a term which will extend past the Closing Date.

(d)           Notwithstanding the foregoing, if Buyer provides notice to Seller on or prior to the Feasibility Study Termination Date instructing Seller to terminate the Truck Agency, Seller shall terminate the Existing Agency License and all rights, duties and interests of Penske in connection with all or any part of the Property, effective as of Closing.

6.           Closing

Closing of the transaction contemplated herein ("Closing") shall take place at the offices of Buyer's counsel unless the parties mutually agree to a remote Closing by escrow, on a date (the "Closing Date") selected by Buyer which is not later than thirty (30) days after the Feasibility Study Termination Date.  Notwithstanding anything herein to the contrary, Buyer, upon notice to Seller, shall have the right to postpone the outside date for Closing by up to thirty (30) days, provided that: (i) Buyer has provided Seller with timely information and copies of  correspondence to Seller’s Mortgage Lender and Penske in connection with its efforts to  assume the Note, Mortgage and related loan and with respect to the Truck Agency, and (ii)   Buyer has made an additional deposit of  $_____________  to be held in escrow as part of the Deposit and applied in accordance with this Agreement, and in Buyer's reasonable judgment, such additional time is necessary in connection with (a) assignment and assumption of the Note, Mortgage and related loan, (b) cancellation or assignment of the Truck Agency, (c) issuance of a New Agency License or (d) Buyer’s assumption of the Existing Agency License.  Buyer may redact from the correspondence to and from Penske and M&T Bank financial and proprietary information on Seller’s copies.

7.           Evidence and Condition of Title

(a)           At Closing, title to the Property (other than the Personalty) shall be fee simple and shall be: (i) good and marketable and free and clear of all tenancies, liens, encumbrances and title objections, other than the Leases and the Note, Mortgage and related loan if assumed by Buyer; and (ii) insurable as such, at regular rates, by Title Company.  Title to the Personalty shall be good and marketable and free and clear of all liens, security interests and other encumbrances.

(b)           Promptly after the execution of this Agreement, Buyer shall apply for a commitment for title insurance from Title Company (the "Title Commitment").  Seller agrees to cooperate with Buyer and Title Company in connection therewith, including (without limitation) delivering to Buyer copies of any requested deeds, plans, surveys and title policies in Seller's possession or control.  Buyer shall deliver a copy of the Title Commitment, copies of all recorded exceptions specified therein and, at Buyer's option, a current survey of the Project.  Buyer shall have the right to deliver a notice to Seller of the existence of any requirements, conditions or exceptions noted in the Title Commitment which are unsatisfactory to Buyer with the exception of the Permitted Exceptions as hereinafter defined (such exceptions being called "Title Defects").

The Permitted Exceptions are as follows:

(i) Zoning regulations, and municipal building restrictions, and all other laws, ordinances, regulations and restrictions of any duly constituted public authority enacted prior to the Effective Date of this Agreement;

(ii) The lien of current taxes not yet due and payable;

(iii) Standard printed exceptions set forth in the form of title insurance policy of the Title Company;

(iv) The exceptions shown in the Title Commitment to which Buyer does not object pursuant to this Section 7 (b).

(c)           (i)           If Buyer notifies Seller of the existence of any Title Defects, Seller shall have ten (10) days within which to notify Buyer whether Seller intends to cure such Title Defects, except that in all cases Seller must discharge at or prior to Closing all monetary liens in an ascertainable amount except for the Note, Mortgage and related loan if assumed by Buyer.  Seller's failure to notify Buyer within such 10-day period shall be conclusively deemed to be Seller's notice to Buyer of Seller's decision not to cure the Title Defects, except such monetary liens.

(ii)           If Seller notifies, or is deemed to have notified, Buyer of its intention not to cure any Title Defects, Buyer shall have ten (10) days thereafter to notify Seller of its decision whether to take such title as Seller may give, without abatement of the Purchase Price, or of terminating this Agreement, and in the latter event, the Deposit shall be returned to Buyer and this Agreement shall terminate.

(d)           If Seller agrees to cure any Title Defects and such Title Defects remain uncured at Closing, or if additional Title Defects created after the issuance of the Title Commitment exist at the time of Closing, then Buyer may, at Buyer’s option: (i) take such title as Seller can give, with a credit against the Purchase Price in an amount necessary to cure or correct any Title Defects which constitute monetary liens in an ascertainable amount (as reasonably determined by Title Company); or (ii) elect to receive a return of the Deposit, whereupon this Agreement shall terminate.

(e)           Subject to Paragraph 5(c)(i), Seller shall not allow the Property or any part thereof to be transferred or encumbered during the term of this Agreement.

8.           Delivery of Documents and Other Items; Employees

(a)           At Closing, Seller shall deliver to Buyer:

(i)             A special warranty deed (the "Deed") to the Property, duly executed and acknowledged by Seller and in proper form for recording.

(ii)             A Bill of Sale to the Personalty duly executed by Seller.

(iii)           A valid assignment of the Leases and all security deposits required to be held by Seller pursuant to the Leases, duly executed and acknowledged, assigning to Buyer all of Seller's interest in the Leases and such security deposits, together with the original executed Leases.

(iv)           A credit to Buyer in the amount of such security deposits, including any required interest thereon, as of the Closing Date.

(v)           An assignment to Buyer of all of the interest of Seller under the Contracts that are assignable, but only to the extent Buyer desires to assume any thereof, together with originals of such Contracts.

(vi)           A general assignment of all governmental plans and approvals, utility rights, the name "Sadsbury Self Storage", and the other intangible property rights respecting the ownership and operation of the Property.

(vii)           Such customary and reasonable documents and affidavits as Title Company, Penske or Buyer shall require.

(viii)           An original letter in the form of Exhibit E, executed by Seller, advising lessees of the sale of the Property and directing that rents and other payments thereafter be sent to Buyer or otherwise made as Buyer may direct.

(ix)           Such partnership documents as Buyer and Title Company shall reasonably require to evidence Seller's formation, existence and authority to consummate the sale of the Property and delivery of the Deed, the incumbency of officers and the like.

                (x)           A certificate in the form of Exhibit F, executed and acknowledged by Seller, in accordance with Section 1445 of the Internal Revenue Code, as amended.

(xi)           All keys used by Seller in connection with the Property.

(xii)           The Susquehanna Certification, fully-executed and in recordable form acceptable to Buyer.

(b)           At Closing, Buyer shall deliver to Seller the balance of the Purchase Price due.

(c)           Effective as of the Closing Date, Seller shall (i) cause the termination of all Project employees and (ii) pay all such employees all amounts due through the Closing Date (including accrued wages and benefits).  At such time, Buyer shall have the right, in its discretion, to enter into a separate employment agreement with any such employees.  Seller agrees to cooperate with Buyer's efforts to retain certain employees identified by Buyer (including, without limitation, delivering a jointly-signed letter to any such employee explaining this transaction and Buyer's willingness to hire them).

9.           Apportionment

The following items are to be computed and apportioned between Buyer and Seller as of the Closing Date on a per diem and on a 365 day year basis:

(a)           Water and sewer rents.

(b)           Real estate taxes and assessments shall be prorated based on the current year's amounts.  If Closing occurs on a date when the current year's tax millage is not fixed, and the current year's assessment is available, taxes will be estimated and prorated based upon such assessment, and the prior year's millage.  If the current year's assessment is not available, then taxes will be estimated and prorated based on the prior year's tax.  However, any tax proration based on an estimate may, at the request of either party to the transaction, be subsequently readjusted upon receipt of the tax bill.  Notwithstanding anything herein to the contrary, any agricultural taxes (including, without limitation, rollback taxes in connection with Pennsylvania Acts 319 or 515) shall be paid solely by Seller.

(c)           Any amounts payable under the Contracts to be assumed by Buyer; provided, that if Buyer receives a bill for any such amount after the Closing Date which bill covers a period prior to the Closing Date, Seller shall pay to Buyer that part of such amount properly allocable to the period prior to the Closing Date.

(d)           The rents and charges due under all Leases, hot and cooled water charges, electricity and other utility charges and all other additional rent, sundry charges paid by lessees under the Leases and other income to Seller, including income received or receivable by Seller for vending machines, to the extent collected by Seller prior to the Closing Date and which, as of the Closing Date, represent payments thereof to Seller which are applicable in whole or in part to a period of time subsequent to the Closing Date.

(e)           All of  the items mentioned in Paragraph 9 (d) which are due and payable prior to the Closing Date , but which have not been collected by Seller , shall be pro-rated as follows at settlement: Current rental income shall be pro-rated as of the Closing Date.  Income received on the Closing Date shall be credited to Buyer.  All accounts not yet paid and delinquent 30 days or less shall be considered paid for pro-ration calculations.  All accounts not yet paid and delinquent 31 days or more shall become the property of Buyer with no pro-ration.  All prepaid rents shall be transferred to Buyer.  All deposits shall be transferred to Buyer.

(f)           All utility company charges, for periods up to but not including the Closing Date (including electricity, water and sewer) shall be Seller's responsibility.  Adjustments for utilities respecting periods during which Closing occurs shall be based upon the next bill received and such adjustment shall occur after the Closing Date.  Seller shall retain the right to the refund of all utility deposits.  With respect to any utility adjustment, Seller shall endeavor to obtain meter (or other measuring device) readings of the utility consumption as of the Closing Date and, wherever possible, Seller shall pay directly to the utility company the amount determined to be due as of the Closing Date.

(g)           In the event that Buyer elects to assume the Mortgage, interest on the Note shall be apportioned as of the Closing Date.

(h)           In the event that Buyer assumes the Existing Agency License, all applicable franchise fees and agency fees shall be apportioned as of the Closing Date.

This Paragraph 9 shall survive Closing.

           10.           Transfer Taxes And Other Costs.

The payment of all state and local transfer taxes and documentary stamp charges arising from the sale of the Property and the recordation of the Deed shall be evenly divided between Buyer and Seller.   Each party shall pay its own legal fees.  Buyer shall pay the cost of a base owner's title policy charges (not including title endorsements necessitated by Title Defects which Seller agrees to cure) and survey charges.  Seller shall (a) pay all sales and use taxes, employer withholding taxes and all taxes respecting the Property or the Seller administered and enforced by the Pennsylvania Department of Revenue accruing on or prior to the Closing Date; and (b) indemnify, hold harmless and defend (using counsel selected by Buyer) Buyer against all claims, losses, costs, demands and liabilities in connection with the foregoing Paragraph 10(a).  Notwithstanding anything herein or in the Truck Agency agreements, documentation or materials to the contrary, Seller shall pay, as applicable, all fees and costs respecting Buyer’s assumption of the Existing Agency License, issuance of a New Agency License to Buyer or termination of the Truck Agency as provided for in this Agreement. This Paragraph 10 shall survive Closing.  Notwithstanding anything contained in this Paragraph 10 to the contrary, Buyer shall be responsible to pay all taxes upon income in connection with the Project received by Buyer for the Closing Date.

11.           Title Company as Deposit Holder

(a)           Title Company shall hold the Deposit in an interest-bearing account and shall disburse the Deposit as follows:

(i)           If the Closing shall not occur as a result of Buyer's default hereunder, to Seller;

(ii)           If the Closing shall not occur as a result of Seller's default hereunder or if Buyer is otherwise entitled to receive the Deposit hereunder, to Buyer; or

(iii)           At Closing, to be applied against the Purchase Price.

Upon such disbursement, Title Company shall be released and discharged from all obligations hereunder.

(b)           Title Company, in its sole discretion, may at any time deposit the Deposit, with a court of competent jurisdiction selected by it and, in such event, Title Company shall be fully released and discharged from all obligations hereunder with respect to the Deposit.  Alternatively, Title Company may hold the Deposit pending receipt of joint instructions from Seller and Buyer.

(c)           The duties of Title Company hereunder are only as herein specifically provided and are purely ministerial in nature.  Title Company shall incur no liability whatever, as long as Escrow Agent acts in good faith.  Title Company may refuse to take any action respecting the Deposit or this Agreement, unless indemnified to its satisfaction by Buyer and/or Seller.

12.           Insurance

Seller shall maintain in effect until the Closing Date insurance policies with respect to the Property for the full insurable value thereof.  In the event of damage to the Property by fire or any other casualty, Seller shall promptly notify Buyer and this Agreement shall not be affected thereby, provided the cost of repairing such damage shall not exceed the sum of $_____________ , and provided all such costs are covered by such policies or Seller shall agree to pay any deficiency, to be specified in Seller's notice.  If, however, damage caused by fire or other casualty insured under such policies shall exceed $_____________ , or if the damage is not fully covered by such policies and Seller does not agree to pay Buyer at Closing the cost of repairing the uncovered damage, Buyer shall have the right and option to cancel and terminate this Agreement by giving notice to Seller within fifteen (15) days after Buyer receives Seller's notification of such damage.  Thereupon, Buyer shall be entitled to promptly receive back the Deposit, whereupon this Agreement shall be null and void.  If, in the event of a casualty, this Agreement shall not be terminated as in this Paragraph 12 provided, Seller shall pay or assign to Buyer at Closing all monies received or receivable from the insurance companies which wrote such policies, all claims against such insurance companies as a result of the losses covered by such policies and any deficiency amount as described above in this Paragraph 12, less amounts previously expended by Seller for repair of the casualty damage.

13.           Condemnation

In the event that all or part of the Property is taken by condemnation or eminent domain proceeding between the date of this Agreement and the Closing Date, Buyer may (a) cancel this Agreement, if the part of the Property so taken is material to the use or value of the Property, or (b) take title subject to such condemnation or taking and receive the proceeds thereof, Seller assigning all its rights to unpaid proceeds to Buyer at Closing.  Buyer shall notify Seller of its election not more than fifteen (15) days after notice from Seller of the occurrence of the condemnation or taking and the extent thereof.  If Buyer shall elect to cancel this Agreement, then this Agreement shall be null and void and Buyer shall be entitled to receive back the Deposit, whereupon this Agreement shall be null and void.

14.           Brokers

Seller and Buyer each represent and warrant to the other that it has neither engaged nor dealt with any broker or finder in connection with this Agreement, other than Investment Real Estate, LLC (the "Broker").  Seller and Buyer each agree to indemnify, save harmless and defend the other from and against all claims, losses, liabilities and expenses, including reasonable attorneys' fees, through any and all appeals, arising out of any claim made by any other broker, finder or other intermediary who claims to have been engaged by such party in connection with the transactions contemplated by this Agreement.  Seller shall be responsible for paying the Broker a commission respecting the sale of the Property, and further agrees to indemnify, save harmless and defend Buyer from and against all claims, losses, liabilities and expenses, including reasonable attorneys' fees through any and all appeals, arising out of any claim made by the Broker in connection herewith.  The provisions of this Paragraph 14 shall survive Closing or any prior termination of this Agreement.

15.           Notices

All notices and other communications hereunder ("Notices") shall be in writing and be (a) mailed first class, certified mail, return receipt requested, postage pre-paid, (b) sent via recognized overnight delivery service (i.e., Federal Express), or (c) sent via facsimile, with an original to follow via (a) or (b) above and addressed:

IF TO SELLER:                                     John Lymberis, President
Cosmos Properties, LP
2958 Lincoln Highway
P.O. Box 656
Sadsburyville, PA 19369
Facsimile No.: 610-857- 8955
[For Federal Express deliveries, Notices shall be sent to the above physical address without reference to the P.O. Box]

WITH A COPY TO:                             Gary N. Moskovitz, Esquire
Keen, Keen & Good
3460 Lincoln Highway
Thorndale, PA 19372
Facsimile No. 610-466-9633

IF TO BUYER:                                      Self Storage Group I LLC
11 Hanover Square
New York, NY 10005
Attn: Mark C. Winmill
Facsimile No.: 845-677-2800

WITH A COPY TO:                             Andrew Maguire, Esquire
McCausland Keen & Buckman
259 N. Radnor-Chester Road
Radnor Court, Suite 160
Radnor, PA  19087-5240
Facsimile No. 610-341-1099

Notices shall be deemed received: three (3) business days after mailed in conformity with (a) above; one (1) business day after sent via delivery service in conformity with (b) above; or on the day sent via facsimile in conformity with (c) above with electronic confirmation of successful transmission.  Notices may be given by a party's attorney on its behalf.

16.           Successors and Assigns

This Agreement shall inure to the benefit of and be binding upon the parties and their respective legal representatives, successors and assignees, as the case may be.  Buyer shall have the right to assign all or any of its interest and rights under this Agreement to any entity controlled by, controlling or under common control with Buyer.  Without limiting the generality of the foregoing, Buyer may assign its rights herein respecting the Truck Agency to an affiliate.

17.           Binding Effect; Amendments

This Agreement contains the final and entire agreement between the parties with respect to the subject matter hereof.  The parties shall not be bound by any terms, conditions, statements, warranties or representations, oral or written, not herein contained.  This Agreement may not be changed orally but only by an instrument in writing and signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

18.           Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Electronically transmitted copies of counterpart signature pages of this Agreement shall have the same force and effect as originals.

19.           Litigation

In connection with any litigation arising out of this Agreement, the prevailing party shall be entitled to recover all costs incurred, including reasonable attorney's fees.  The parties each waive trial by jury in any legal action between the parties arising out of this Agreement.
20.           Governing Law; Time of the Essence

This Agreement shall be construed and interpreted in accordance with the laws of the Commonwealth of Pennsylvania.  The parties agree that all time is of the essence.

21.           Captions

The captions in this Agreement are inserted for convenience of reference only and in no way define, describe or limit the scope or intent of this Agreement or any of the provisions hereof, and shall not constitute a part of this Agreement.

22.           Seller Cooperation; Further Assurances

Throughout the term of this Agreement, but only to the extent requested by Buyer, Seller shall (a) facilitate communication between Buyer and Penske and (b) cooperate with Buyer’s efforts in connection with assumption of the Note and the Mortgage.  After Closing, Seller and Buyer shall sign and deliver to Seller or Buyer, as the case may be,  all documents and materials reasonably requested by Buyer or Seller and Seller shall otherwise cooperate with Buyer's use and operation of the Property.  This Paragraph 22 shall survive Closing.

23.           1031 Exchange

Either party may effect a like-kind exchange under Section 1031 of the Internal Revenue Code of 1986, as amended (the “Code”).  Accordingly, each party agrees that it will cooperate with the other to effect a tax-free exchange in accordance with the provisions of Section 1031 of the Code and the regulations promulgated with respect thereto, provided same shall not delay the Closing, unless agreed to by the other party in its sole discretion.  The exchanging party shall be solely responsible for any additional fees, costs or expenses incurred in connection with the like-kind exchange contemplated by it pursuant to this Paragraph 23, and neither party shall be required to incur any debt, obligation or expense in accommodating the other hereunder.  In no event shall either party’s ability or inability to effect a like-kind exchange, as contemplated hereby, in any way delay the Closing or relieve the other from its obligations and liabilities under this Agreement.  Each party hereby agrees to indemnify and hold harmless the other harmless from any liability, losses or damages incurred by the other in connection with or arising out of the Section 1031 like-kind exchange of the exchanging party, including but not limited to any tax liability.  This Paragraph 23 shall survive Closing.

24.           Effective Date

The Effective Date shall be the later of (a) the date that Seller executes this Agreement and provides proof of same to Buyer, or (b) the date that Buyer executes this Agreement and provides proof of same to Seller.  The Effective Date shall be inserted in the preamble at the top of page one of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the dates below written.

SELLER:

COSMOS PROPERTIES, LP

Date of Execution:  August 22, 2012                                 By: /s/John H. Lymberis
Name: John H. Lymberis
Title: Pres./Partner

BUYER:

SELF STORAGE GROUP I LLC

Date of Execution:  August 22, 2012                                 By: /s/ Mark C. Winmill
Name: Mark C. Winmill
Title: President

LIST OF EXHIBITS

ITEM                          PARAGRAPH No.                                  DOCUMENT DESCRIPTION

 A                                Recitals                                                     Legal Description

 B                                Recitals                                                      Plan

 C                                3(e)                                                             Lease Schedule

 D                                3(f)                                                             Contract Schedule

 E                                 8(a)(ix)                                                       Letter to Lessees

 F                                 8(a)(xi)                                                       FIRPTA Certificate

 G                                3(b)                                                            Susquehanna Letter

EXHIBIT A

LEGAL DESCRIPTION

JUL-25-2012 WED 04:02 PM FAX NO. P. 01/01

File No. TAM117-972

EXHIBIT A

ALL THAT CERTAIN lot or piece of ground with the buildings and improvements thereon erected, Hereditaments and Appurtenances, SITUATE in Sadsbury Township, County of Chester and State of Pennsylvania, bounded and described according to a Preliminary Final Record Plan - Phase 1A & 1B, known as Bellaire Business Center Subdivision, made by D.L. Howell & Associates, Inc., dated June 25, 2003, last revised February 19, 2004 and recorded as Plan File #16957 as follows, to wit:

BEGINNING at a point of curve on the Westerly side of Aim Boulevard which point is measured on the arc of a circle curving to the right having a radius of 40 feet the arc distance of 77.30 feet from a point of curve on the Southerly side of Lincoln Highway (Bus. Rt. 30) S.R. 3070; thence extending from said beginning point, along Aim Boulevard the three following courses and distances, (1) South 21 degrees 22 minutes 10 seconds West crossing the bed of an existing Transco Pipeline easement 413.99 feet to a point of curve; (2) along the arc of a circle curving to the right having a radius of 80 feet the arc distance of 47.10 feet to a point; and (3) South 55 degrees 06 minutes 10 seconds West 102.29 feet to a point of curve; thence leaving Aim Boulevard and extending along the arc of a circle curving to the right having a radius of 122 feet the arc distance of 50.74 feet to a point on the Northerly side of Stewart Huston Dr. - North; thence extending along same the two following courses and distances, (1) on the arc of a circle curving to the left having a radius of 680 feet the arc distance of 116.95 feet to a point; and (2) South 69 degrees 04 minutes 46 seconds West 255.18 feet to a point, a corner of Lot No. 4A; thence leaving Stewart Huston Dr. - North, along Lot No. 4A and Lot No. 5A, recrossing the aforesaid Pipeline easement, a proposed 20 feet wide sanitary sewer easement, and a 20 feet water easement North 00 degrees 38 minutes 33 seconds East 685 feet to a point on the Southerly side of Lincoln Highway, aforesaid; thence extending along same South 89 degrees 21 minutes 27 seconds East 616.05 feet to a point of curve; thence extending along the arc of a circle curving to the right having a radius of 40 feet the arc distance of 77.30 feet to a point on the Westerly side of Aim Boulevard, being the first mentioned point and place of beginning.

CONTAINING 7.631 acres of land, be the same more or less.

BEING UPI #37-4-56.15.

BEING the same premises which AIM Development Corporation, a Pennsylvania corporation by Indenture dated 06/28/2004, and recorded in the Office for the Recording of Deeds, in and for the County of Chester, aforesaid, in Record Book 6219 page 453, granted and conveyed unto Cosmos Properties, L.P., in fee.

37-4-56.15

EXHIBIT B

INVESTMENT REAL ESTATE

SITE PLAN

LINCOLN HIGHWAY (BUS ROUTE 30)
AIM BOULEVARD
BUILDING SETBACK
301.04'
Pad Poured
Existing

This information has been secured from sources we believe to be reliable, but we make no representations or warranties, expressed or implied, as to the accuracy of the information. References to square footage and age are approximate. Buyer must verify the information and bears all risk for any inaccuracies.
Investment Real Estate, LLC

EXHIBIT C

LEASE SCHEDULE

EXHIBIT D

CONTRACT SCHEDULE

• Automated Security for Monitoring
• Bob Bader Insurance for tenants
• Paul’s Cleaning Service for climate controlled floors
• Bob Root Landscapes
• Penske Truck Rental
• Schindler Elevator
• Mercury Graphix for web site hosting
• Yellow Book

The Project utilizes PECO, Comcast and PA American Water Co.

EXHIBIT E

(Seller's Letterhead)

To:	The Lessees of Sadsbury Self Storage, _____________________________________,
Sadsburyville, Pennsylvania (the "Premises")

  __________, 2012

Dear Ladies and Gentlemen:

The Premises today have been sold to Self Storage Group I LLC.  Please be advised that your existing leasing agreements shall remain unchanged.  As necessary, you may contact the new owner at the following address:

 _____________________________
 _____________________________
 _____________________________

Furthermore, any security deposits made by you and held by us as of today's date have been transferred to Self Storage Group I LLC, to whom you should look for the return of such deposits upon your fulfillment of all your respective obligations under your apartment leases.

Very truly yours,

___________________________

By:_____________________________
      Title:

EXHIBIT F

FIRPTA CERTIFICATE FOR ENTITIES

Section 1445 of the Internal Revenue Code provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person.   For U.S. tax purposes (including Section 1445), the owner of a disregarded entity (which has legal title to a U.S. real property interest under local law) will be the transferor of the property and not the disregarded entity.  To inform the transferee that withholding of tax is not required upon the transfer of a U.S. real property interest by COSMOS PROPERTIES, LP to the transferee, the undersigned hereby certifies the following on behalf of ________________________________________:

1)           COSMOS PROPERTIES, LP is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations);

2)           COSMOS PROPERTIES, LP is not a disregarded entity as defined in Reg. §1.1445-2(b)(2)(iii);

3)           The U.S. employer identification number of COSMOS PROPERTIES, LP is __________; and

4)           The office address of COSMOS PROPERTIES, LP is  _______________________________________________________________.

The undersigned understands that this certification may be disclosed to the Internal Revenue Service by the transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalties of perjury I declare that I have examined this certification and to the best of my knowledge and belief, it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of ________________________________________.

_________________________

By:_______________________________________
Title:__
Dated:  ________, 2012

EXHIBIT G

SUSQUEHANNA LETTER

___________   __, 2012

John Lymberis, President
Cosmos Properties, LP
2958 Lincoln Highway
P.O. Box 656
Sadsburyville, PA 19369
Facsimile No.: 610-857- 8955

Re:
Judgment in the Approximate Amount of $_____________ , Pursuant to Case No. 2011-04805-JD, Court of Common Pleas, Chester County, Pennsylvania (the “Judgment”) Against Cosmos Properties, LP (“Cosmos”) in Favor of Susquehanna Bank (the “Bank”)

Dear Mr. Lymberis:

The Bank agrees to accept $_____________  (the “Payoff Amount”) in full satisfaction of the Judgment, pursuant to the following terms.

The Bank recognizes that Cosmos is currently negotiating, and intends to enter into, an Agreement for Sale and Purchase (“Real Estate Agreement”) with Self Storage Group I, LLC (“SSG I”) for the sale and purchase of certain real property with improvements located at 21 Aim Boulevard, Sadsburyville, Pennsylvania (the “Sadsburyville Property”).  In consideration of the Payoff Amount and the benefit to the Bank of the sale of the Sadsburyville Property by Cosmos to SSG I, the Bank shall forbear from commencing or continuing any further action respecting the Sadsburyville Property during the term of the Real Estate Agreement.  The Bank acknowledges that SSG I relies on the terms of this letter as an inducement to enter into the Real Estate Agreement.

It is understood by the Bank that, on or before the closing date under the Real Estate Agreement, Cosmos shall deliver the entire Payoff Amount to the Bank.  Upon receipt of the Payoff Amount, the Bank shall unconditionally release the Sadsburyville Property from the lien of the Judgment and record a release with the Office of the Recorder of Deeds in and for Chester County, Pennsylvania.  Notwithstanding anything herein to the contrary, the Bank (and the Bank’s affiliates, successors and assigns) shall not commence any action against, or seek any damages from, SSG I or any principal, member or affiliate of SSG I (including, without limitation, Global Income Fund, Inc.) in connection with the Judgment or the Sadsburyville Property.

Best regards,

___________________

AMENDMENT TO AGREEMENT FOR SALE AND PURCHASE

THIS AMENDMENT TO AGREEMENT FOR SALE AND PURCHASE (“Amendment”) is made effective as of the 3rd day of December, 2012, by and between COSMOS PROPERTIES, LP, a Pennsylvania limited partnership (“Seller”), and SELF STORAGE GROUP I LLC, a Delaware limited liability company (“Buyer”).

BACKGROUND

A. Pursuant to a certain Agreement for Sale and Purchase dated August 22, 2012 and subsequently amended by certain letter amendments dated October 5, 2012, October 19, 2012 and November 19, 2012 (as amended, the “Original Agreement”), Seller has agreed to sell to Buyer, and Buyer has agreed to buy from Seller, the Property as defined and described therein, located in Sadsbury Township, Chester County, Pennsylvania.

B. Seller and Buyer desire to amend the Original Agreement as provided below.

C. Seller and Buyer desire to establish December 17, 2012 as the Feasibility Study Termination Date.

D. Buyer has informed Seller of Buyer’s desire to obtain a New Agency License from Penske.  Seller is pursuing truck leasing approval from Sadsbury Township to induce Penske to enter into a New Agency License with Buyer.

E. Under Section 10 of the Original Agreement, Seller has agreed to: (i) pay all sales and use taxes, employer withholding taxes and all taxes respecting the Property or the Seller administered and enforced by the Pennsylvania Department of Revenue
(the “Revenue Department”) accruing on or prior to the Closing Date; and (ii) indemnify, hold harmless and defend (using counsel selected by Buyer) Buyer against all claims, losses, costs, demands and liabilities in connection with the foregoing.

NOW, THEREFORE, in consideration of $_____________, the receipt and sufficiency of which are hereby acknowledged, and other good and valuable consideration, and intending to be legally bound hereby, the parties hereby agree that the foregoing Background is true and correct and is incorporated herein as if set forth in full, and further agree as follows:

1. FEASIBILITY STUDY TERMINATION DATE.  Seller and Buyer hereby establish December 17, 2012 as the Feasibility Study Termination Date.

2. SIGNAGE APPROVAL.  On or before the Feasibility Study Termination Date, Seller shall obtain from Sadsbury Township binding, written approval for all signage existing on the Property as of the date hereof.

3. TAX LIABILITY.   Seller confirms its duties and obligations under Section 10 of the Original Agreement.  Without limiting the foregoing, Seller agrees to timely and properly submit to the Revenue Department (a) an Application for Tax Clearance Certificate (in the form attached hereto as Exhibit A) and (b) related materials reasonably requested by the Revenue Department or Buyer.  This Section 3 shall survive Closing.

4. ASSIGNMENT OF LEASES AND SECURITY DEPOSITS.  Notwithstanding anything in the Original Agreement to the contrary, at Closing, Seller shall deliver to Buyer a valid assignment of the Leases.  Seller represents that there are no security deposits held by Seller, or under Seller’s control, in connection with the Leases.

5. CLOSING.  Closing shall occur within fifteen (15) days after the date that Seller receives Buyer’s Feasibility Study Clearance Letter.

6. UNALTERED.  Except as provided herein, the Original Agreement shall remain unaltered and in full force.  The Original Agreement, as modified by this Amendment, shall be referred to herein as the “Agreement”.

7. FINANCING.  Buyer shall not exercise its option to assume the M&T Bank Note and Mortgage under the Original Agreement.  Buyer represents that it has sufficient funds to purchase the Property at the time of Closing.

8. MISCELLANEOUS.  Any capitalized term used in this Amendment but not defined herein shall have the meaning ascribed thereto in the Original Agreement.  This Amendment constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior agreements or undertakings. The Agreement may not be modified except by the written agreement of the parties.  Any paragraph headings or captions contained in this Amendment shall be for convenience of reference only and shall not affect the construction or interpretation of any provisions of this Amendment.

9. EXECUTION.  This Amendment may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.  Executed copies of this Amendment delivered by telecopier or electronic mail may be relied upon by the parties as originals.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment, effective as of the date first above written.

SELLER:

COSMOS PROPERTIES, LP

By:_________________________________
Name:
Title:

BUYER:

SELF STORAGE GROUP I LLC

By:_________________________________
Name:
Title:

EXHIBIT A

FORM OF

APPLICATION FOR TAX CLEARANCE CERTIFICATE

[ATTACH FORM]

SECOND AMENDMENT TO AGREEMENT FOR SALE AND PURCHASE

THIS SECOND AMENDMENT TO AGREEMENT FOR SALE AND PURCHASE (“Amendment”) is made effective as of the 17TH day of December, 2012, by and between COSMOS PROPERTIES, LP, a Pennsylvania limited partnership (“Seller”), and SELF STORAGE GROUP I LLC, a Delaware limited liability company (“Buyer”).

BACKGROUND

A. Pursuant to a certain Agreement for Sale and Purchase dated August 22, 2012 and subsequently amended by certain letter amendments dated October 5, 2012, October 19, 2012 and November 19, 2012 and further amended by that certain Amendment to Agreement for Sale and Purchase dated December 3, 2012 (as amended, the “Original Agreement”), Seller has agreed to sell to Buyer, and Buyer has agreed to buy from Seller, the Property as defined and described therein, located in Sadsbury Township, Chester County, Pennsylvania (the “Township”).

B. Seller and Buyer desire to amend the Original Agreement as provided below.

C. Seller and Buyer desire to reduce the Purchase Price to __________________.

D. Seller and Buyer desire to establish December 31, 2012 as the Feasibility Study Termination Date.

NOW, THEREFORE, in consideration of $_____________ , the receipt and sufficiency of which are hereby acknowledged, and other good and valuable consideration, and intending to be legally bound hereby, the parties hereby agree that the foregoing Background is true and correct and is incorporated herein as if set forth in full, and further agree as follows:

1. PURCHASE PRICE REDUCTION.  Seller and Buyer hereby agree that the Purchase Price shall be reduced to __________________.

2. FEASIBILITY STUDY TERMINATION DATE.  Seller and Buyer hereby establish December 31, 2012 as the Feasibility Study Termination Date.

3. SIGNAGE APPROVAL.  Seller has signed and accepted a certain Denron Sign Company (“Denron”) work proposal dated December 26, 2012 (“Signage Proposal”), attached hereto as Exhibit A and made a part hereof.  Seller represents that it has paid to Denron $_____________ , representative of one-half of the Signage Proposal cost.  At Closing (a) Seller shall (i) credit to Buyer an additional $_____________ , representing the amount due to Denron upon the completion of Signage Proposal work and (ii) assign all of Seller’s rights under the Signage Proposal to Buyer, and (b) $_____________ of the Purchase Price shall be placed into escrow with the Escrow Agent (“Signage Escrow”).  Upon the issuance to Buyer of a final, non-appealable and binding Certificate of Approval from the appropriate Township representative, certifying that all Property signage complies with the Code of Sadsbury Township (the “Code”), Buyer shall authorize Escrow Agent to release the Signage Escrow funds to Seller; provided, however, that if such Certificate of Approval is not issued within 180 days after Closing, then the Signage Escrow shall automatically be released to Buyer without the need of further authorization from Seller.  Seller shall indemnify Buyer against, and defend Buyer and hold it harmless from, any and all liabilities, losses, fines, penalties, damages, claims, costs and expenses, including (without limitation) reasonable attorneys' fees and disbursements, in connection with the failure of Property signage to comply with the Code.  This Section 3 shall survive Closing.

4. TRUCK LEASING APPROVAL.  If requested by Buyer after Closing, Seller (at no cost to itself) shall cooperate with Buyer’s efforts to obtain Township approval for the operation of a truck leasing agency on the Property.  Such Seller cooperation shall include, to the extent requested by Buyer, the appearance of John Lymberis before Township boards and committees.  At Closing, Seller shall deliver to Buyer all files, correspondence, notes, applications, books and records and other documents related to truck leasing in the possession, or under the control, of Seller, Seller’s counsel or any other agent or representative of Seller.  This Section 4 shall survive Closing.

5. UNALTERED.  Except as provided herein, the Original Agreement shall remain unaltered and in full force.  The Original Agreement, as modified by this Amendment, shall be referred to herein as the “Agreement”.

6. MISCELLANEOUS.  Any capitalized term used in this Amendment but not defined herein shall have the meaning ascribed thereto in the Original Agreement.  This Amendment constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior agreements or undertakings. The Agreement may not be modified except by the written agreement of the parties.  Any paragraph headings or captions contained in this Amendment shall be for convenience of reference only and shall not affect the construction or interpretation of any provisions of this Amendment.

7. EXECUTION.  This Amendment may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.  Executed copies of this Amendment delivered by telecopier or electronic mail may be relied upon by the parties as originals.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment, effective as of the date first above written.

SELLER:
COSMOS PROPERTIES, LP

By:_________________________________
Name:
Title:

BUYER:

SELF STORAGE GROUP I LLC

By:_________________________________
Name:
Title:

EXHIBIT A

FULLY-EXECUTED DENRON SIGN COMPANY SIGNAGE PROPOSAL

SELF STORAGE GROUP I LLC
11 HANOVER SQUARE
NEW YORK, NEW YORK 10005
FACSIMILE NO. 845-677-2800

October 19, 2012
John H. Lymberis, President
Cosmos Properties, LP
2958 Lincoln Highway
P.O. Box 656
Sadsburyville, PA 19369
Facsimile No. 610-857-8955

Re:
Agreement for Sale and Purchase by and between Cosmos Properties, LP (“Seller”) and Self Storage Group I LLC (“Buyer”), dated August 22, 2012, as amended by that certain letter amendment between Seller and Buyer, dated October 5, 2012 (as amended, the “Agreement”) for real property located in Sadsbury Township, Pennsylvania

Dear Mr. Lymberis:

This letter (the “Amendment”) shall confirm the agreement of Seller and Buyer to (A) establish November 19, 2012 as the Feasibility Study Period Termination Date under the Agreement, and (B) make the outside Closing Date under the Agreement, if Closing shall occur at all, not later than fifteen (15) days after the Feasibility Study Period Termination Date.  The parties confirm Buyer’s right, pursuant to Section 6 of the Agreement, to select the Closing Date.

Except as provided above, the Agreement shall remain unaltered and in full force.  This Amendment constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior agreements or undertakings.  Capitalized terms used in this Amendment and not defined herein shall have the meanings ascribed thereto in the Agreement.  This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original against any party whose signature appears thereon, and all of which when taken together shall constitute one and the same instrument.  Executed copies of this Amendment delivered by facsimile or electronic mail may be relied upon by the parties as originals.

Best regards,

SELF STORAGE GROUP I LLC

By: /s/ Mark C. Winmill
       Mark C. Winmill, President

Agreed to and Accepted and Intending to be Bound Hereby:
COSMOS PROPERTIES, LP

By: /s/ John H. Lymberis
       John H. Lymberis, President
Dated: October 19, 2012

SELF STORAGE GROUP I LLC
11 HANOVER SQUARE
NEW YORK, NEW YORK 10005
FACSIMILE NO. 845-677-2800

November 19, 2012

John H. Lymberis, President
Cosmos Properties, LP
2958 Lincoln Highway
P.O. Box 656
Sadsburyville, PA 19369
Facsimile No. 610-857-8955

Re:
Agreement for Sale and Purchase by and between Cosmos Properties, LP (“Seller”) and Self Storage Group I LLC (“Buyer”), dated August 22, 2012, as amended by those certain letter amendments between Seller and Buyer, dated October 5, 2012 and October 19, 2012 (as amended, the “Agreement”) for real property located in Sadsbury Township, Pennsylvania

Dear Mr. Lymberis:

This letter (the “Amendment”) shall confirm the agreement of Seller and Buyer to (A) establish December 3, 2012 as the Feasibility Study Period Termination Date under the Agreement, and (B) make the outside Closing Date under the Agreement, if Closing shall occur at all, not later than fifteen (15) days after the Feasibility Study Period Termination Date.  The parties confirm Buyer’s right, pursuant to Section 6 of the Agreement, to select the Closing Date.

Except as provided above, the Agreement shall remain unaltered and in full force.  This Amendment constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior agreements or undertakings.  Capitalized terms used in this Amendment and not defined herein shall have the meanings ascribed thereto in the Agreement.  This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original against any party whose signature appears thereon, and all of which when taken together shall constitute one and the same instrument.  Executed copies of this Amendment delivered by facsimile or electronic mail may be relied upon by the parties as originals.

Best regards,

SELF STORAGE GROUP I LLC

By: /s/ Mark C. Winmill
       Mark C. Winmill, President

Agreed to and Accepted and Intending to be Bound Hereby:
COSMOS PROPERTIES, LP

By: /s/ John H. Lymberis
       John H. Lymberis, President
Dated: November 19, 2012